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                                                                      EXHIBIT 20

NEWS RELEASE
                        from              LACLEDE STEEL COMPANY
                                                   440 N. FOURTH STREET
                                                   ST. LOUIS, MO 63102
                                                   TELEPHONE:  (314) 425-1400


                           December 18, 2000

                           Michael H. Lane
                           Executive Vice President
                           (314) 425-1505

         ST. LOUIS, MISSOURI . . . Laclede Steel Company announced that on December 15, 2000 the United States Bankruptcy Court confirmed its Plan of Reorganization. In order for the Plan to become effective, the Company must complete negotiations for and enter into a new secured loan facility. These negotiations are not yet final, and the lending syndicate is not yet complete. However, the Company is optimistic that the loan will be finalized by the end of the year 2000.

         Under terms of the Plan of Reorganization all of the Company's currently outstanding preferred and common stock will be cancelled on the effective date. Unsecured creditors on November 30, 1998, the date the Company filed for bankruptcy protection, will receive the majority of the new common stock. Company employees will also be issued common stock in accordance with the terms of a new Labor Agreement, negotiated with the United Steelworkers of America.

         The Company also announced that on December 18, 2000 its subsidiary, Laclede Mid-America, Inc., completed the sale of substantially all of its assets to Leggett & Platt, Incorporated. The sale of these assets was an important condition of the Company's Plan of Reorganization. The proceeds of the sale, together with the new lending facility, will be used to fund the Company's operations and capital program after emergence from bankruptcy.

         The foregoing Press Release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which represent Laclede Steel Company's expectations or beliefs concerning future events: specifically, statements involving the Company's exit financing; statements related to the Company's Plan of Reorganization.

Forward-looking statements by Laclede Steel Company and its management are based on beliefs and assumptions and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise. The Company cautions that these and similar statements included in this press release are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statement, including, without limitation, statements involving the Company's exit financing; statements related to the Company's Plan of Reorganization.